Exhibit 99.1

MMA November 14, 2014 Investor Call Script

Operator

Good morning ladies and gentlemen and welcome to the MMA Capital Management, LLC third quarter 2014 conference call. My name is _______________ and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session at the end of this conference call.

Some comments today will include forward-looking statements regarding future events and projections of financial performance of MMA Capital, which are based on current expectations. These comments are subject to significant risks and uncertainties, which include those identified in our filings with the Securities and Exchange Commission that could cause actual results to differ materially from those expressed in these forward-looking statements. The company undertakes no obligation to update any of the information contained in the forward-looking statements.

I would now like to turn the call over to Mr. Michael Falcone, CEO of MMA Capital Management, LLC.

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Mike Falcone

Good morning everyone and welcome. With me on the call today are Lisa Roberts, our Chief Financial Officer, and Executive Vice Presidents Gary Mentesana and Earl Cole. Lisa and I will deliver our prepared remarks and we will all be available to take questions.

The purpose of our call today is to review our third quarter results and to provide an overall business update, including some insights into how we see our business strategy moving forward.

With respect to our third quarter results, which Lisa will review in detail later, we ended the quarter with $81.4 million of common equity which represented $11.01 of equity per common share on a fully diluted basis. The vast majority of the Company’s growth in equity per share was due to comprehensive income for the third quarter of $10.0 million largely due to unrealized gains on the bond portfolio, income from operations and realized gains on real estate sales. During the quarter, we also repurchased roughly 240,000 of our common shares at an average price of $9.49 per share, a price that we found attractive and that was accretive to our common book value per share.

Since our August call we have made significant progress from the perspective of both our financial and our organizational goals. Consistent with how we assess our performance as a company we’ll address both the US Operations and our International Operations as part of today’s discussion. In addition, following the discussion of our financial results, we plan to talk about a significant transaction which closed yesterday and our thoughts on business strategy moving forward.

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Across our US Operations, credit quality has proved to be stable or improving, while real estate sales and bond restructurings have generated significant value. With respect to our leveraged bond business, we experienced a full quarter of benefits from having entered into total return swap (or “TRS”) agreements earlier in the year, which are generating cash flow benefits consistent with, or above, our goal of mid-teen returns. In addition, during the fourth quarter we closed on the sale to Morrison Grove of most of our remaining tax credit equity funds, while retaining an income producing asset in the form of seller financing and also gaining an option to acquire the business in five years. The sale to Morrison Grove essentially achieved several objectives: first, we locked in value associated with assets that were carried on our books for only a nominal amount; second, we replaced an inconsistent, back-loaded cash flow stream with the stable cash flow from the seller financing, basically turning uncertain cash flow from management fees into $1.3 million of cash from contractually due interest; third, we provided short-term bridge financing to Morrison Grove at a very attractive rate, creating additional short-term interest income of roughly $1.4 million on otherwise uninvested capital; and finally, we gained access to the management expertise of Morrison Grove with respect to managing the tax credit equity business, which will free up the time and energy of some of our senior managers to pursue new growth opportunities over the coming quarters. On the whole we expect the leveraged bond business and the seller financing for the tax credit business to provide stable cash flow for the next few years, while allowing us to pursue strategic opportunities and make opportunistic sales of non-core assets, thus maximizing shareholder returns.

Internationally, we achieved the first closing of our second multi-investor fund during the quarter and we have already had an additional closing during the current quarter. We have raised approximately $91.1 million to invest in this fund so far, and we expect this number to continue to grow. Since both assets under management and the potential for success-based incentive management fees will drive the profitability of our international operations, it's important to grow our assets under management while at the same time retaining our investment discipline. We remain excited about the prospects for this business.

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With respect to cash flow, our third quarter operating cash results were above breakeven and based on our most recent internal projections, we continue to expect operating cash results to be just above breakeven for the fourth quarter. As I’ve said before, operating at breakeven on cash flows from operations is not a sustainable model for the Company, but it does enable us to take the time required to decide on and implement our strategy for the future growth of the Company, while also focusing on generating gains in the portfolio.

With respect to organizational goals, we were pleased to achieve the listing of our shares on NASDAQ. We expect the listing on NASDAQ to create immediate benefits with respect to the liquidity of our shares and it should help the perception of our financial and operational health.

We also continued during the third quarter to buy back shares at what we perceive as a discount to intrinsic economic value. Specifically, as of November 10th, we had repurchased 1.2 million common shares at an average price of $7.91, since inception of the program in January 2013. We believe that our share repurchase program is an efficient means to return value to shareholders over time and recently acted to increase our ability to repurchase shares. Under the most recently amended plan, the total number of shares that we may repurchase is 1.75 million, which gives us the capacity to repurchase an additional 536,000 shares. Until modified by further action of the Board, the Board has set the maximum buyback price at $11.01 per share, which was our diluted common equity per share at September 30, 2014.

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I will now turn the call over to Lisa to review the Company’s third quarter 2014 results, before discussing business strategy in greater detail following her remarks.

Lisa?

Lisa Roberts

Thank you, Mike.

We reported common shareholders’ equity of $81.4 million at September 30, 2014, an increase of $8.0 million from the second quarter of 2014 and an increase of $16.1 million from year-end 2013.

We reported total comprehensive income to common shareholders of $25.6 million for the first nine months of 2014 which included comprehensive income of $10.0 million for the third quarter of 2014. Third quarter comprehensive income was largely due to unrealized gains on the bond portfolio, income from operations and gains on real estate sales.

Outside of total comprehensive income, we reported a net reduction directly to common shareholders’ equity of $9.5 million for the first nine months of 2014 which included a net reduction to common shareholders’ equity of $2.0 million for the third quarter of 2014. The majority of these reductions were due to share repurchase activity.

Consistent with our recent calls, I will review our performance using the tables provided in our press release focusing mainly on those areas that have fairly sizable variances. Exhibit B provides adjusted income results on a quarterly and a year-to-date basis through September 30, 2014 as compared to last year’s results.

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As shown on line 17, we reported comprehensive income to common shareholders of $10.0 million for third quarter 2014 as compared to a loss of $9.7 million for third quarter 2013 and we reported comprehensive income to common shareholders of $25.6 million for the first nine months of 2014 as compared to comprehensive income of $9.3 million for the first nine months of 2013.

•	Adjusted bond interest income for the third quarter of 2014 was $7.2 million, which is $2.7 million higher than third quarter last year largely due to an increase in interest received on defaulted bonds, including $1.7 million of delinquent interest collected on a restructured bond. Bond interest income was $16.9 million for the first nine months of 2014 and $20.6 million lower than last year mainly due to the sale of MuniMae TE Bond Subsidiary (or TEB) in July of 2013.

•	On line 3, adjusted asset management fees (before operating expenses) were $3.6 million for the third quarter of 2014, which is $2.6 million higher than third quarter 2013, largely due to $1.5 million of additional fees from IHS-related ventures, including $1.4 million of revenue recognized by IHS related to start-up costs and organizational expenses incurred previously that are legally due to be reimbursed by Fund II, which had its initial closing during third quarter. We also recognized an additional $1.0 million in asset management fees during the third quarter from those tax credit equity funds that were sold in the beginning of the fourth quarter of 2014. Adjusted asset management fees were $6.2 million for the first nine months of 2014, which is $3.0 million higher than last year, due to the third quarter fees just discussed.

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•	On line 6, adjusted interest expense was $4.3 million for third quarter 2014, down $1.6 million from third quarter 2013, due to both lower average debt balances and lower interest rates. Adjusted interest expense was $13.9 million for the first nine months of 2014, down $24.1 million from last year mainly due to interest expense recognized in 2013 related to TEB’s debt, which was transferred as part of the sale of TEB in July 2013.

•	On line 7, adjusted operating expenses, which includes salaries and benefits, professional fees, general and administrative expense and other miscellaneous expense were flat quarter over quarter at just under $6.0 million and were $18.0 million for the first nine months of 2014, down $5.3 million from last year across all expense categories.

•	On line 9, adjusted net gains on assets and derivatives includes gains and losses related to bonds, loans and derivatives and were $7.4 million, down from $76.5 million in third quarter 2013. In 2013, virtually all of these gains were due to the sale of TEB whereby we transferred out of equity and into income $75.7 million of unrealized gains on bonds sold which had no impact on overall equity for that quarter. For the third quarter of 2014, we had one bond redemption, which resulted in $6.5 million of unrealized gains being transferred out of equity and into income. These same factors drove the nine months results and differences as well.

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•	On line 10, we reported net gains on early extinguishment of liabilities of $1.5 million during the third quarter of 2014 related to debt that was forgiven associated with two of our solar facilities as compared to virtually no activity during the third quarter of last year. For the first nine months of 2014, much of the $1.9 million in gains relate to third quarter activity compared to gains of $36.2 million for the first nine months of 2013 which were largely due to a discounted purchase of subordinated debt.

•	On line 11, adjusted net gains on real estate sales were $2.4 million for the third quarter of 2014 as a result of three real estate properties that were sold that generated $22.9 million in net cash proceeds as compared to virtually no activity during third quarter last year. The nine months ended September 30, 2014 includes the 3 third quarter sales plus 2 additional sales in the first quarter which resulted in additional gains of $14.0 million.

•	Net gains due to real estate consolidation and foreclosure represent unrealized bond gains that are transferred from equity to income having no impact on overall common equity when we convert from bond accounting to real estate accounting either because we foreclose on the property or because we become the primary beneficiary from an accounting standpoint.

•	Line 16 reflects net activity reported through other comprehensive income and primarily reflects increases for net unrealized gains on the existing bond portfolio that will decrease when unrealized gains are transferred out of other comprehensive income and into income upon bond sale or redemption or foreclosure. During the third quarter of 2014, our adjusted bond portfolio increased in value by $4.2 million, much of which relates to a bond that was sold in the beginning of fourth quarter. However, as mentioned earlier, we also transferred $6.5 million out of other comprehensive income and into earnings as a result of a bond redemption during the third quarter that had no impact on overall common equity for the third quarter.

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Turning to Exhibit A which provides an adjusted balance sheet whereby we remove the impact of consolidated funds and ventures and which also reflects all of our bond related total return swaps as bonds and secured financings, even though some of these total return swaps are treated as derivatives for GAAP accounting purposes.

•	On line 1 we show cash and cash equivalents of $46.6 million which includes operating cash of $3.7 million generated during the third quarter of 2014 as well as cash provided by investing activities of $32.7 million largely as a result of the real estate sales mentioned earlier, offset by cash used in financing activities of $33.5 million, much of which was used to pay down debt.

•	Line 3 shows the adjusted bond portfolio that was carried at $310.1 million, which is close to our estimated fair value of $309.3 million at September 30, 2014. The adjusted bond portfolio had an unpaid principal balance of $338.9 million and a weighted average pay rate at September 30, 2014 of 5.6%. Our bond portfolio is up from year-end 2013 mainly due to bond related total return swaps entered into during the second quarter that are accounted for as derivatives and reported through other assets for GAAP purposes, but on our adjusted balance sheet we gross up these instruments to reflect the underlying bonds and the underlying debt.

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•	On lines 5 and 6 we reflect our real estate related investments that were carried for book purposes at $36.1 million and had an estimated fair value of $43.8 million at September 30, 2014. During the fourth quarter of 2014, we sold one of these real estate investments for $2.2 million which resulted in a gain on sale of $0.9 million that will be recognized during the fourth quarter.

•	Line 7 shows our investment in preferred stock, which had a book basis of $31.4 million and an estimated fair value and unpaid principal balance of $36.6 million and a weighted average pay rate of 14.4% at September 30, 2014.

•	Line 8, adjusted other assets, includes loan investments, our remaining solar facilities, unamortized debt issuance costs and other miscellaneous receivables. Adjusted other assets is up from year-end mainly due to a loan that was made during the second quarter to a real estate partnership which was used to refinance the partnership’s mortgage debt held by the Company.

•	Line 10, adjusted debt, had a book basis of $369.1 million and a contractual or principal amount due of $360.9 million with a weighted average pay rate of 2.3% at September 30, 2014.

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•	Line 11, accounts payable and accrued expenses of $4.9 million at September 30, 2014, was down $3.8 million from year-end 2013 due to accrued fees of $1.9 million that were settled for a cash payment of $0.8 million during the second quarter and a $1.1 million decline in interest payable.

•	Line 12 adjusted deferred revenue of $16.1 million is primarily comprised of deferred guaranteed fees related to certain tax credit equity funds and was down $2.8 million from year-end 2013 as a result of $1.2 million in guarantee fee recognition. This balance also declined by $1.7 million due to a reclassification of deferred revenue to adjusted bond basis.

Before turning the call back over to Mike, I wanted to briefly expand on Mike’s earlier comments regarding the October 2014 sale of our interests and rights in certain of our US low income housing tax credit funds.  Because we retained the yield guarantee on these funds, we will not be able to derecognize the funds from our GAAP balance sheet as a result of the legal sale and thus we will not be able to recognize any of the difference between the purchase price and our carrying basis.

I will now turn the call back over to Mike.

Mike?

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Mike Falcone

Before opening the call for questions, I wanted to spend a few minutes talking about a recent significant transaction and our current thinking regarding strategy, mission and values.

Yesterday, we closed on a workout transaction that will generate a significant gain. The transaction relates to a mixed use real estate project that we know well, having purchased Capital Improvement Cooperative District (or CID) bonds originally issued in 2007 to finance infrastructure improvements at the property. The project defaulted and ultimately ended up in receivership.

Several months ago, in order to facilitate completion of the project and improve our bond value, we initiated discussions with a development partner to create a new joint venture that would acquire the property and restart development. Yesterday, we made an equity investment of approximately $9 million in that joint venture, which immediately acquired the project at a pre agreed upon price. Based on management’s current estimates of the value of the project, we believe our investment in the joint venture will generate a gain in the range of $6-8 million in the fourth quarter. We also believe that we have potentially enhanced the value of our bond investment, as any acceleration of the completion of the project should also accelerate the tax revenues used to pay debt service on our CID bond investment. This morning we filed an 8-K announcing this transaction so we thought we should touch on it briefly here on our call.

Turning now to strategic matters, since the sale of TEB, many of you have been asking what's next? We have not been particularly detailed on this subject as we have been working with the Board on analyzing that question. Our focus over the last year has been to maximize the value in our existing portfolio while preparing for the future. Determining which assets to cull, and achieving maximum value for those assets has been a priority.   As compared to what we thought we could achieve a year ago, we are well ahead of schedule as to value achievement and timing. By mid-next year we expect that the process of culling will largely be completed.

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With that said, in recent Board meetings we have developed a Mission Statement which articulates our strategy going forward. That is: "At MMA Capital Management we use our experience and expertise to partner with institutional capital to create attractive and impactful alternative investment opportunities, to manage them well and to report on them effectively." Along with that Mission Statement we have developed the following statement about our values: "The key to our success will be our commitment to performance built on our core values of Integrity, Innovation and Service."

I am sure that many of you are thinking those are fine words, but what does that mean to us as investors. We believe that over the long-term we can achieve the highest risk- adjusted return-on-equity for our shareholders by organizing our business to be a fund manager and to partner with institutional capital rather than simply owning assets on our balance sheet. That transition will take several years, and there will be times when we accumulate assets in anticipation of placing them with institutional capital, but long-term we want to invest in and finance those projects that we believe the world needs, including affordable housing, clean energy, and sustainable infrastructure, using a combination of our capital and institutional capital.

Let me turn to how this affects our organization and activities going forward. Starting next year we expect to report on three segments, adding a Corporate segment to our current US Operations and International Operations.  Within US Operations we divide our activities into three business lines: the Leveraged Bond Business, (which is largely an affordable housing and infrastructure debt business); the Low Income Housing Tax Credit (or “LIHTC”) Tax Credit Business (an affordable housing business); and Other Investments and Obligations (or “Other”), which is comprised of two elements. Part of the "Other" business is the roll off of various pre-financial crisis assets which we are working to liquidate over the next year or so. The more interesting part of "Other" over time will be the research and development assets that we accumulate. Right now, there are two types of assets that fall in to this "other" bucket. We continue to own solar and we have taken debt and equity positions in Workforce Housing Investments in the US. These are both areas where we believe there may be future opportunities for us, though exactly what those opportunities will be, and whether they even develop, remains an open question.

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In our International Business we now manage three investment vehicles through our International Housing Solutions subsidiary.  Our first multi investor fund, The South African Work Force Housing Fund, is fully invested and we are actively managing the underlying investments in order to maximize value for our investors. IHS Residential Partners I is a single investor fund targeted at the emerging middle class in South Africa. Finally our latest fund, IHS Fund II, which has already closed over $91 million from six (6) investors, targets investments in green affordable housing in South and Sub Saharan Africa.  In this context, Green Affordable Housing is Affordable Housing which meets the new IFC Edge standards for energy efficiency.  We see additional opportunity to develop funds in South and Sub Saharan Africa focused in the areas of housing and clean energy, though again what these opportunities are and whether they develop remains an open question.

Finally, we believe that by separating Corporate from US Operations we can give a clearer picture of our business performance. We have spent time this year upgrading our IT infrastructure on the accounting side and as part of our ongoing commitment to impactful investing, we are beginning to implement so called ESG (Environmental, Social and Governance) standards throughout our business, starting with our international operations.

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We believe the Fund and Portfolio Management model works well for us as a small cap company. We can deploy our capital in investments with attractive risk adjusted returns, while earning asset management fees to cover our overhead and creating the opportunity for long-term value creation through incentive asset management fees.  This strategy is consistent with our history. For years TEB was essentially a fund that we managed and our LIHTC and International Operations have always been essentially Fund management operations.

As far as the transition from where we are to where we are going, there are several factors to consider. First, we have significant cash on our balance sheet and expect to continue to generate cash as we cull legacy assets.  We expect to use that cash over the long run to gather assets to seed new investment vehicles and perhaps to invest in other fund managers who complement what we do. In addition to our longer term strategic uses, over the next few years we expect to use that cash to continue our share buyback program and to make on balance sheet investments in leveraged bonds.  These investments, similar to ones we have today, will be targeted to generate mid-teen returns using short-term leverage to finance five to seven-year investments. Eventually we may move the leveraged bond assets into a managed fund, though given our current excess liquidity, now does not seem to be the time to do so.

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Obviously as with all plans and models, there are significant assumptions and risks which underpin our thinking. However, if we are successful in achieving these goals, our financial models indicate that we can substantially drive our intrinsic economic value per share over the next five years.  For the time being, as we transition to full deployment of our available capital, we are focused on improving our net intrinsic economic value per share. We believe that is our best measure of value creation right now and that doing so will drive our share price over time. That said, we look forward to establishing a record of steady earnings which will permit investors to measure our value based on a multiple of earnings.

As we move forward next year, one of my goals will be to figure out how to continue to get better and better information about our future plans into the public domain. We intend to explore avenues to obtain analyst coverage of our stock, although whether this is possible will remain to be seen. We are also exploring potential disclosure of alternative financial metrics, although we need to assess whether that disclosure would be informative to the market while complying with regulatory requirements.

We expect that our NOL tax benefits will remain available for our use for the foreseeable future and though they are not part of our current intrinsic economic measurement, they potentially hold significant value to the Company and current shareholders. We continue to look for ways to accelerate the use of those tax benefits. Quite possibly, that would involve some sort of transformative transaction that does not adhere to the strategy for organic growth outlined above.  We would, of course, undertake such a transaction only if we thought it had clear benefits to the shareholders. Right now, we believe such a transaction to be unlikely, but we continue to look for ways to create significant shareholder value through such a transaction.

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We are excited about our future. You will see that most clearly going forward as we look to turn our compensation programs for senior executives so as to require more long term stock ownership.  Ultimately, we should be judged not on what we promise, but on what we deliver. As always, we remain committed to our shareholders and thank you for your support.

We will now open up the call to questions. Operator?

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